EXHIBIT 99.1

Contact:
Laurie W. Little Valeant Pharmaceuticals 949-461-6002 laurie.little@valeant.com	Patrick L. Kerrish Three Rivers Pharmaceuticals 724-778-6100 pkerrish@3riverspharma.com
VALEANT PHARMACEUTICALS SELLS HEP-C DRUG INFERGEN® TO
THREE RIVERS PHARMACEUTICALS®, LLC FOR $91 MILLION
     ALISO VIEJO, Calif., & CRANBERRY TOWNSHIP, Pa., December 20, 2007 — Valeant Pharmaceuticals International (NYSE:VRX) and Three Rivers Pharmaceuticals, LLC jointly announced today that they have signed a definitive agreement for Valeant to divest the United States and Canadian rights to the hepatitis C drug Infergen (interferon alfacon-1) to Three Rivers. Valeant will receive from Three Rivers approximately $70.8 million in cash upon closing, and up to $20.5 million in two noncontingent payments over the following eighteen months. Under the terms of the agreement, Three Rivers will be assigned all United States and Canadian rights to Infergen and will acquire the remaining Infergen inventory from Valeant. The transaction is expected to close during the first quarter of 2008.
     “The sale of Infergen to Three Rivers is an important step forward in executing our strategy of simplifying our operations,” said Timothy C. Tyson, Valeant’s president and chief executive officer. “We believe that by focusing our resources on products and regions where we have the greatest potential for market share growth and profitability, we will be able to improve our margins and yield better long-term shareholder value.”
     “We are thrilled to add Infergen to our growing portfolio of antiviral agents,” stated Donald J. Kerrish, RPh, Three River’s president and chief executive officer. “This acquisition further promotes Three Rivers’ continuous strategy to expand its product offerings through product acquisition and internal product development in highly specialized therapeutic disease categories like hepatitis C.”
     Infergen, or consensus interferon, is a bio-optimized, selective and highly potent type 1 interferon alpha originally developed by Amgen and launched in the United States in 1997. It is currently indicated as monotherapy for the treatment of adult patients suffering from chronic hepatitis C viral infections with compensated liver disease and is dosed three times per week.
     According to the Centers for Disease Control and Prevention, an estimated 3.9 million Americans (1.8 percent) have been infected with the hepatitis C virus (HCV). HCV causes an estimated 10,000 to 12,000 deaths annually in the United States and is the leading cause of the need for liver transplants. The prevalence of HCV is increasing and approximately half of all patients with compensated liver disease do not respond to first-line treatment. There are approximately 250,000 of these non-responder patients currently in the U.S. and the number is growing by an estimated 50,000 each year.
Important Safety Information
     Alpha interferons, including Infergen, cause or aggravate fatal or life-threatening neuropsychiatric, autoimmune, ischemic, and infectious disorders. Patients should be monitored closely with periodic clinical and laboratory evaluations. Patients with persistently severe or worsening symptoms of these conditions should be withdrawn from therapy. In many, but not all cases, these disorders resolve after stopping Infergen therapy. The most common side effects are flu-like symptoms (i.e., headache, fatigue, fever, myalgia, and rigors). Physicians and patients can obtain additional prescribing information regarding Infergen, including the product’s safety profile and the box warning for all interferon alphas regarding neuropsychiatric, autoimmune, ischemic and infectious disorders, by visiting www.infergen.com.
About Valeant
     Valeant Pharmaceuticals International (NYSE:VRX) is a global, research-based specialty pharmaceutical company that discovers, develops, manufactures and markets products primarily in the areas of neurology, infectious disease and dermatology. More information about Valeant can be found at www.valeant.com.
     Infergen is a registered trademark of Amgen, Inc., and Valeant Pharmaceuticals North America is the exclusive licensee from Amgen of this mark for use in the United States and Canada. All other trademarks are the trademarks or the registered trademarks of their respective owners.
About Three Rivers Pharmaceuticals
     Three Rivers Pharmaceuticals is a privately held company headquartered in Cranberry Township, Pennsylvania and focuses in specialized therapies like Hepatitis C. The company’s mission is to develop, manufacture, and market the highest quality branded and generic drug products for patients with serious diseases.
     The company is dedicated to increasing patient access to its products and providing access to patient support programs. More information about Three Rivers Pharmaceuticals can be found at www.3riverspharma.com.
FORWARD-LOOKING STATEMENTS
     This press release contains forward-looking statements within the meaning of the federal securities laws relating to expectations, plans or prospects for Valeant, including our ability to successfully close the transaction with Three Rivers Pharmaceuticals and divest Infergen and inventory relating to Infergen. These statements are based upon the current expectations and beliefs of Valeant’s management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions, whether Valeant will be able to improve our margins, whether we will be able to yield shareholder value and other factors beyond Valeant’s control, and the risk factors and other cautionary statements discussed in Valeant’s filings with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on any of the forward-looking statements in this press release, which speak only as of the date of this press release. Valeant undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect actual outcomes.
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